Exhibit 5.1

Marc Recht
+1 617 937 2316
mrecht@cooley.com

December 16, 2021

Exicure, Inc.
2430 N. Halsted St.
Chicago, IL 60614

Ladies and Gentlemen:
You have requested our opinion, as counsel to Exicure, Inc., a Delaware corporation (the “Company”), with respect to certain matters in connection with the offering by the Company of (i) 13,006,614 shares (the “Shares”) of common stock of the Company, par value $0.0001 per share (the “Common Stock”), (ii) pre-funded warrants to purchase up to 21,569,454 shares of Common Stock (the “Pre-Funded Warrants”), and (iii) warrants to purchase up to 17,288,034 shares of Common Stock (together with the Pre-Funded Warrants, the “Warrants”) pursuant to a Registration Statement on Form S-3 (Registration Statement No. 333-251555) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), the prospectus included in the Registration Statement (the “Base Prospectus”), and the prospectus supplement dated December 14, 2021, filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations of the Act (together with the Base Prospectus, the “Prospectus”). The shares of Common Stock issuable upon exercise of the Warrants are referred to herein as the “Warrant Shares”.

In connection with this opinion, we have examined and relied upon the Registration Statement and Prospectus, the form of each Warrant, the Company’s Certificate of Incorporation, as amended, its Amended and Restated Bylaws, as amended, each as currently in effect, and originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. In rendering this opinion, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials and the due execution and delivery of all documents by all persons other than the Company where execution and delivery are a prerequisite to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

With regard to our opinion regarding the Warrants and the Warrant Shares, we express no opinion to the extent that future issuances of securities of the Company, including the Warrant Shares, and/or antidilution adjustments to outstanding securities of the Company, including the Warrants, cause the Warrants to be exercisable for more shares of Common Stock than the number that then remain authorized but unissued. Further, we have assumed the exercise price of the Warrants will not be adjusted to an amount below the par value per share of the Common Stock.

With regard to our opinion concerning the Warrants constituting valid and binding obligations of the Company:

    (i)    Our opinion is subject to, and may be limited by, (a) applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance, debtor and creditor, and similar laws which relate to or affect creditors’ rights generally, and (b) general principles of equity

COOLEY LLP 500 BOYLSTON STREET BOSTON, MA 02116-3736 T: (617) 937-2300 F: (617) 937-2400 COOLEY.COM

Exicure, Inc.
December 16, 2021
Page Two

(including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing) regardless of whether considered in a proceeding in equity or at law.

    (ii)    Our opinion is subject to the qualification that the availability of specific performance, an injunction or other equitable remedies is subject to the discretion of the court before which the request is brought.

    (iii)    We express no opinion as to any provision of the Warrants that: (a) provides for liquidated damages, buy-in damages, monetary penalties, prepayment or make-whole payments or other economic remedies to the extent such provisions may constitute unlawful penalties, (b) relates to advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitations, trial by jury, or procedural rights, (c) restricts non-written modifications and waivers, (d) provides for the payment of legal and other professional fees where such payment is contrary to law or public policy, (e) relates to exclusivity, election or accumulation of rights or remedies, (f) authorizes or validates conclusive or discretionary determinations, or (g) provides that provisions of the Warrants are severable to the extent an essential part of the agreed exchange is determined to be invalid and unenforceable.

    (iv)    We express no opinion as to whether a state court outside of the State of New York or a federal court of the United States would give effect to the choice of New York law or jurisdiction provided for in the Warrants.

Our opinion herein is expressed solely with respect to the General Corporation Law of the State of Delaware and, as to the Warrants constituting valid and legally binding obligations of the Company, the laws of the State of New York. Our opinion is based on these laws as in effect on the date hereof. We express no opinion as to whether the laws of any particular jurisdiction are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that (i) the Shares, when sold and issued against payment therefor as provided in the Registration Statement and the Prospectus, will be validly issued, fully paid and nonassessable, (ii) the Warrants, when duly executed and delivered against payment therefor as provided in the Registration Statement and the Prospectus, will be valid and legally binding obligations of the Company, and (iii) the Warrant Shares, when issued and paid for in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus, the filing of this opinion as an exhibit to a Current Report on Form 8-K of the Company and the incorporation by reference of this opinion in the Registration Statement.

Very truly yours,

Cooley LLP
By: /s/ Marc A. Recht
    Marc A. Recht

COOLEY LLP 500 BOYLSTON STREET BOSTON, MA 02116-3736 T: (617) 937-2300 F: (617) 937-2400 COOLEY.COM